CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the The Holland Series Fund Inc. and to the use of our report dated November 16, 2017 on the financial statements and financial highlights of Holland Balanced Fund, a series of shares of beneficial interest in The Holland Series Fund Inc. Such financial statements and financial highlights appear in the September 30, 2017 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

January 26, 2018